Exhibit 99.1

Analyst Contact:	Gregory S. Panagos	News Release
+1 713-232-7551

Media Contact:	Guy A. Cantwell
	+1 713-232-7647	FOR RELEASE: February 24, 2010

TRANSOCEAN LTD. REPORTS

FOURTH QUARTER AND FULL-YEAR 2009 RESULTS

ZUG, SWITZERLAND—Transocean Ltd. (NYSE: RIG) today reported net income attributable to controlling interest for the three months ended December 31, 2009 of $723 million, or $2.24 per diluted share, on revenues of $2.733 billion. The results compare to net income attributable to controlling interest of $754 million, or $2.35 per diluted share, on revenues of $3.270 billion, for the three months ended December 31, 2008.

Fourth quarter 2009 results were favorably impacted by certain net additions, after tax, totaling $10 million, or $0.03 per diluted share, as follows:

•	$34 million for the gain on sale of an interest in a joint venture,

•	$24 million of income related to the settlement of litigation matters,

•	Partially offset by $48 million of net charges primarily related to discrete tax items, the retirement of debt and adjustments associated with the GlobalSantaFe merger.

For the year ended December 31, 2009, net income attributable to controlling interest totaled $3.181 billion, or $9.84 per diluted share, on revenues of $11.556 billion. Net income for the year ended December 31, 2009 included after-tax charges of $498 million, or $1.55 per diluted share, resulting primarily from the fourth quarter items listed above, in addition to charges earlier this year of $334 million on impairments of intangible assets and two rigs held for sale, $132 million on litigation matters and $42 million of net charges primarily related to discrete tax items, the retirement of debt and adjustments associated with the GlobalSantaFe merger.

For 2008, net income attributable to controlling interest was $4.031 billion, or $12.53 per diluted share, on revenues of $12.674 billion. Net income for the year ended December 31, 2008 included after-tax charges of $401 million, or $1.24 per diluted share, primarily related to impairments of goodwill and other intangible assets, write-downs of two rigs held for sale and additional depreciation, depletion and amortization expense resulting from an adjustment to the useful lives of certain rigs acquired in the GlobalSantaFe merger.

Operations Quarterly Review

Revenues for the three months ended December 31, 2009 decreased to $2.733 billion, compared to revenues of $2.823 billion during the three months ended September 30, 2009. The decrease was primarily due to a $219 million reduction in revenue resulting from the stacking of rigs and reduced revenue efficiency, partially offset by a $136 million increase in revenue due to the commencement of operations of three of our newbuild drillships and improvement in average dayrates for floaters.

Operating and maintenance expenses totaled $1.296 billion for the fourth quarter 2009, down seven percent compared to $1.396 billion for the prior quarter. The $100 million quarter-to-quarter reduction in operating and maintenance costs occurred as a result of $137 million in litigation settlement expenses in the third quarter 2009 and a $24 million favorable impact from litigation settlements in the fourth quarter 2009. These items were partially offset by shipyard extensions, increases in maintenance projects and commencement of operations of our newbuilds. In addition, the fourth quarter was favorably impacted by $43 million of reduced costs from stacked rigs and negatively impacted by unplanned costs of $28 million due to an operational incident affecting a jackup.

Depreciation, depletion and amortization expense was $382 million in the fourth quarter 2009, up four percent versus $367 million for the third quarter 2009. The increase was due to the impact on depreciation in the fourth quarter of 2009 from the commencement of operations of the newbuild units, compared to the prior quarter.

General and administrative expenses were $46 million for the fourth quarter 2009 compared to $54 million in the prior quarter. The $8 million decrease was due, in part, to reduced year-end accruals related to one-time personnel expenses.

Liquidity and Interest Expense

Interest expense, net of amounts capitalized for the fourth quarter 2009, increased to $119 million compared to $115 million in the third quarter 2009. The increase was due to the impact of two months of interest expense in the third quarter 2009 compared to the full quarter of interest expense in the fourth quarter 2009 for the Petrobras 10000 capital lease. As of December 31, 2009, total debt was $11.7 billion, compared to $11.9 billion as of September 30, 2009.

Cash flow from operating activities decreased to $1.175 billion for the fourth quarter 2009 compared to $1.406 billion for the third quarter 2009. For the full year 2009, cash flow from operating activities totaled $5.598 billion compared to $4.959 billion for the full year 2008.

Effective Tax Rate

Transocean’s Annual Effective Tax Rate(1), which excludes various discrete items, for the fourth quarter 2009 and the full year ended December 31, 2009 was 17.4 percent and 16.0 percent, respectively. The Effective Tax Rate(2) for the fourth quarter 2009 and the full year ended December 31, 2009 was 20.1 percent and 19.2 percent, respectively. Transocean’s Effective Tax Rate reflects the impact of changes in estimates as well as the impact of impairments.

Conference Call Information

Transocean will conduct a teleconference call at 10:00 a.m. EST, 4:00 p.m. Swiss time, on February 24, 2010. To participate, dial +1 913-312-1377 and refer to confirmation code 5179649 approximately five to 10 minutes prior to the scheduled start time of the call.

In addition, the conference call will be simultaneously broadcast over the Internet in a listen-only mode and can be accessed by logging onto Transocean’s website at www.deepwater.com and selecting “Investor Relations.” A file containing five charts to be discussed during the conference call, titled “4Q09 Charts,” has been posted to Transocean’s website and can also be found by selecting “Investor Relations/Quarterly Toolkit.” The conference call may also be accessed via the Internet at www.CompanyBoardroom.com by typing in Transocean’s New York Stock Exchange trading symbol, “RIG.”

A telephonic replay of the conference call should be available after 1:00 p.m. EST, 7:00 p.m. Swiss time, on February 24, and can be accessed by dialing +1 719-457-0820 and referring to the passcode 5179649. Also, a replay will be available through the Internet and can be accessed by visiting either of the above-referenced Worldwide Web addresses.

Transocean is the world’s largest offshore drilling contractor and the leading provider of drilling management services worldwide. With a fleet of 138 mobile offshore drilling units plus five announced ultra-deepwater newbuild units, Transocean’s fleet is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. Transocean owns or operates a contract drilling fleet of 44 High-Specification Floaters (Ultra-Deepwater, Deepwater and Harsh-Environment semisubmersibles and drillships), 26 Midwater Floaters, 10 High-Specification Jackups, 55 Standard Jackups and other assets utilized in the support of offshore drilling activities worldwide.

(1)	Annual Effective Tax Rate is defined as income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income tax expense) divided by income before income tax expense excluding gains on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”
(2)	Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

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TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In millions, except per share data)

(Unaudited)

	Three months ended December 31,		Twelve months ended December 31,
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)
Operating revenues
Contract drilling revenues	$2,546	$2,830	$10,607	$10,756
Contract drilling intangible revenues	44	133	281	690
Other revenues	143	307	668	1,228

	2,733	3,270	11,556	12,674

Costs and expenses
Operating and maintenance	1,296	1,408	5,140	5,355
Depreciation, depletion and amortization	382	396	1,464	1,436
General and administrative	46	59	209	199

	1,724	1,863	6,813	6,990

Loss on impairment	—	(320)	(334)	(320)
Loss on disposal of assets, net	(6)	(3)	(9)	(7)

Operating income	1,003	1,084	4,400	5,357

Other income (expense), net
Interest income	3	2	5	32
Interest expense, net of amounts capitalized	(119)	(167)	(484)	(640)
Loss on retirement of debt	(12)	(3)	(29)	(3)
Other, net	23	49	32	26

	(105)	(119)	(476)	(585)

Income before income tax expense	898	965	3,924	4,772
Income tax expense	181	210	754	743

Net income	717	755	3,170	4,029
Net income (loss) attributable to noncontrolling interest	(6)	1	(11)	(2)

Net income attributable to controlling interest	$723	$754	$3,181	$4,031

Earnings per share
Basic	$2.24	$2.36	$9.87	$12.63
Diluted	$2.24	$2.35	$9.84	$12.53

Weighted average shares outstanding
Basic	321	319	320	318
Diluted	322	320	321	321

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share data)

	December 31,
	2009	2008
		(As adjusted)
Assets
Cash and cash equivalents	$1,130	$963
Short-term investments	38	333
Accounts receivable, net
Trade	2,330	2,798
Other	55	66
Materials and supplies, net	462	432
Deferred income taxes, net	104	63
Assets held for sale	186	464
Other current assets	171	230

Total current assets	4,476	5,349

Property and equipment	29,351	25,836
Less accumulated depreciation	6,333	4,975

Property and equipment, net	23,018	20,861

Goodwill	8,134	8,128
Other assets	808	844

Total assets	$36,436	$35,182

Liabilities and equity
Accounts payable	$780	$914
Accrued income taxes	240	317
Debt due within one year	1,868	664
Other current liabilities	730	806

Total current liabilities	3,618	2,701

Long-term debt	9,849	12,893
Deferred income taxes, net	726	666
Other long-term liabilities	1,684	1,755

Total long-term liabilities	12,259	15,314

Commitments and contingencies

Shares, CHF 15.00 par value, 502,852,947 authorized, 167,617,649 conditionally authorized, 335,235,298 issued at December 31, 2009 and 2008; 321,223,882 and 319,262,113 outstanding at December 31, 2009 and 2008, respectively	4,472	4,444
Additional paid-in capital	7,407	7,313
Retained earnings	9,008	5,827
Accumulated other comprehensive loss	(335)	(420)

Total controlling interest shareholders’ equity	20,552	17,164

Noncontrolling interest	7	3

Total equity	20,559	17,167

Total liabilities and equity	$36,436	$35,182

TRANSOCEAN LTD. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In millions)

(Unaudited)

	Three months ended December 31,		Years ended December 31
	2009	2008	2009	2008
		(As adjusted)		(As adjusted)
Cash flows from operating activities
Net income	$717	$755	$3,170	$4,029
Adjustments to reconcile net income to net cash provided by operating activities
Amortization of drilling contract intangibles	(44)	(133)	(281)	(690)
Depreciation, depletion and amortization	382	396	1,464	1,436
Share-based compensation expense	15	15	81	64
Excess tax benefit from share-based compensation plans	8	1	(2)	(10)
Loss on impairment	—	320	334	320
Loss on disposal of assets, net	6	3	9	7
Loss on retirement of debt	12	—	29	3
Amortization of debt issue costs, discounts and premiums, net	49	47	209	176
Deferred income taxes	(37)	4	13	8
Other, net	(23)	26	7	41
Deferred revenue, net	97	(11)	169	11
Deferred expenses, net	—	17	(38)	(115)
Changes in operating assets and liabilities	(7)	(244)	434	(321)

Net cash provided by operating activities	1,175	1,196	5,598	4,959

Cash flows from investing activities
Capital expenditures	(857)	(505)	(3,052)	(2,208)
Proceeds from disposal of assets, net	8	(4)	18	348
Proceeds from short-term investments	142	45	564	59
Purchases of short-term investments	(1)	—	(269)	(408)
Joint ventures and other investments, net	40	16	45	13

Net cash used in investing activities	(668)	(448)	(2,694)	(2,196)

Cash flows from financing activities
Change in short-term borrowings, net	(136)	(684)	(382)	(837)
Proceeds from debt	169	307	514	2,661
Repayments of debt	(288)	(220)	(2,871)	(4,893)
Payments to shareholders for Reclassification	—	(1)	—	(1)
Payments for warrant exercises, net	—	(3)	(13)	(7)
Proceeds from share-based compensation plans, net	1	2	17	51
Excess tax benefit from share-based compensation plans	(8)	(1)	2	10
Other, net	(1)	(14)	(4)	(25)

Net cash used in financing activities	(263)	(614)	(2,737)	(3,041)

Net increase (decrease) in cash and cash equivalents	244	134	167	(278)
Cash and cash equivalents at beginning of period	886	829	963	1,241

Cash and cash equivalents at end of period	$1,130	$963	$1,130	$963

TRANSOCEAN LTD.

FLEET OPERATING STATISTICS

	Operating Revenues ($ Millions) (1)
	Three months ended			Twelve months ended December 31,
	December 31, 2009	September 30, 2009	December 31, 2008	2009	2008
Contract Drilling Revenues
High-Specification Floaters:
Ultra Deepwater Floaters	$890	$732	$673	$2,997	$2,456
Deepwater Floaters	449	463	331	1,731	1,355
Harsh Environment Floaters	155	141	164	613	646
Total High-Specification Floaters	1,494	1,336	1,168	5,341	4,457
Midwater Floaters	537	618	797	2,507	2,812
High-Specification Jackups	86	104	146	469	594
Standard Jackups	422	537	709	2,257	2,842
Other Rigs	7	6	10	33	51
Subtotal	2,546	2,602	2,830	10,607	10,756
Contract Intangible Revenue	44	58	133	281	690
Other Revenues
Client Reimbursable Revenues	46	49	51	194	203
Integrated Services and Other	48	53	49	206	186
Drilling Management Services	41	54	194	239	758
Oil and Gas Properties	8	7	13	29	81
Subtotal	143	163	307	668	1,228
Total Company	$2,733	$2,823	$3,270	$11,556	$12,674

	Average Dayrates (1)
	Three months ended			Twelve months ended December 31,
	December 31, 2009	September 30, 2009	December 31, 2008	2009	2008
High-Specification Floaters:
Ultra Deepwater Floaters	$486,200	$458,500	$423,600	$462,700	$399,200
Deepwater Floaters	$346,600	$355,600	$299,000	$344,900	$305,400
Harsh Environment Floaters	$405,800	$386,000	$358,900	$378,000	$361,500
Total High-Specification Floaters	$425,900	$409,300	$370,500	$407,200	$360,100
Midwater Floaters	$325,100	$355,800	$329,200	$322,800	$303,800
High-Specification Jackups	$175,100	$161,000	$169,100	$166,300	$174,800
Standard Jackups	$147,300	$156,200	$156,100	$152,600	$152,500
Other Rigs	$72,300	$73,300	$37,800	$54,700	$46,200
Total Drilling Fleet	$295,700	$283,800	$251,500	$271,400	$240,300

	Utilization (1)
	Three months ended			Twelve months ended December 31,
	December 31, 2009	September 30, 2009	December 31, 2008	2009	2008
High-Specification Floaters:
Ultra Deepwater Floaters	91%	90%	96%	92%	93%
Deepwater Floaters	88%	89%	75%	86%	76%
Harsh Environment Floaters	83%	80%	100%	89%	98%
Total High-Specification Floaters	89%	88%	88%	89%	87%
Midwater Floaters	69%	72%	92%	79%	87%
High-Specification Jackups	53%	70%	94%	77%	93%
Standard Jackups	57%	68%	90%	74%	91%
Other Rigs	50%	42%	99%	66%	100%
Total Drilling Fleet	69%	75%	90%	80%	90%

(1)

Average daily revenue is defined as contract drilling revenue earned per revenue earning day in the period. A revenue earning day is defined as a day for which a rig earns dayrate after commencement of operations. Utilization is defined as the total actual number of revenue earning days in the period as a percentage of the total number of calendar days in the period for all drilling rigs in our fleet.

Transocean Ltd. and Subsidiaries

Supplemental Effective Tax Rate Analysis

(In millions)

	Three months ended			Twelve months ended
	Dec 31, 2009	Sept 30, 2009	Dec 31, 2008	Dec 31, 2009	Dec 31, 2008
			(As adjusted)		(As adjusted)
Income before income taxes	$898	$844	$965	$3,924	$4,772
Add back (subtract):
Litigation matters	(24)	132	—	108	—
Loss on retirement of debt	12	7	—	29	3
GSF merger related costs	5	4	2	17	6
Income from TODCO tax sharing agreement	(1)	(11)	(4)	(12)	(18)
Loss on impairment	—	46	326	334	326
Gain on sale of Sedco 135-D	—	(1)	—	(2)	—
Gain on sale of interests in joint ventures	(34)	—	—	(30)	—
Change to estimated useful lives of certain GSF rigs	—	—	46	—	46
Bad debt provision related to a customer bankruptcy	—	—	23	—	23
Loss on The Reserve Funds	—	—	—	—	16

Adjusted income before income taxes	856	1,021	1,358	4,368	5,174

Income tax expense	181	138	210	754	743
Add back (subtract):
Loss on impairment	18	—	17	18	17
GSF Merger related costs	—	1	—	2	1
Bad debt provision related to a customer bankruptcy	—	—	6	—	6
Loss on The Reserve Funds	—	—	—	—	2
Changes in estimates (1)	(50)	28	(14)	(74)	(24)

Adjusted income tax expense (2)	$149	$167	$219	$700	$745

Effective Tax Rate (3)	20.1%	16.4%	21.8%	19.2%	15.6%

Annual Effective Tax Rate (4)	17.4%	16.4%	16.1%	16.0%	14.4%

(1)	Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.
(2)	The three months ended December 31, 2009 include $11 million of additional tax expense (benefit) reflecting the catch-up effect of an increase (decrease) in the annual effective tax rate from the previous quarter estimate.
(3)	Effective Tax Rate is income tax expense divided by income before income taxes.
(4)	Annual Effective Tax Rate is income tax expense excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes) divided by income before income taxes excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes and estimating the annual effective tax rate.